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Exhibit 10.25

ACCELRYS, INC.

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 13, 2004 and effective as of the Effective Time as defined in the Merger Agreement (as defined below) (the "Effective Date") by and between Accelrys, Inc. (the "Company") and Mathew Hahn ("Employee").

        WHEREAS, prior to the Effective Date, Employee was the Chief Executive Officer of Scitegic, Inc. ("Scitegic");

        WHEREAS, at the Effective Time (as defined in the Merger Agreement), Nashville Acquisition Company, a California corporation ("Merger Sub"), will be merged with and into Scitegic (the "Merger") pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of September 13, 2004, by and among the Company, Merger Sub, Scitegic, Employee and the other parties thereto (the "Merger Agreement");

        WHEREAS, as a condition precedent to its obligations pursuant to the Merger Agreement, the Company has required the execution and delivery of this Agreement by Employee; and

        WHEREAS, following the Effective Time, the Company desires to retain Employee's services to facilitate the conduct of the Company's business.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

        1.    Position and Duties.

          a.     As of the Effective Date, Employee will serve as a Vice President of the Company. As of the Effective Date, Employee shall also serve as General Manager of the Scitegic business division. Employee will render such business and professional services in the performance of his duties, consistent with Employee's position within the Company, as shall reasonably be assigned to him by Employee's then current direct manager or the Company's Chief Executive Officer (as of the date hereof, Mark Emkjer). Employee acknowledges that Employee's duties and responsibilities may be changed by the Company to other duties and responsibilities typically reserved for executives of the Company, which change(s) shall not give rise to any rights to Employee in connection with any Employee resignation for Good Reason (as defined below). The period of Employee's employment under this Agreement is referred to herein as the "Employment Term."

          b.     During the Employment Term, Employee will devote Employee's full business time and best efforts to the performance of Employee's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company's Chief Executive Officer (as of the date hereof, Mark Emkjer); provided, however, that nothing herein shall preclude Employee from (i) performing his responsibilities as the Shareholder Representative as contemplated under the Merger Agreement, or (ii) subject to the prior approval of the Company's Chief Executive Officer (as of the date hereof, Mark Emkjer), accepting appointment to any board of directors or trustees of any business corporation; provided further, in each case, and in the aggregate, that such activities do not conflict or interfere in any material respect with the performance of Employee's duties hereunder or under the Confidential Information Agreement (as defined below) or Protective Covenant Agreement (as defined below).

        2.    Base Salary.    From the Effective Date through March 31, 2005, the Company shall pay Employee a base salary at the annual rate of $209,000, payable in regular installments in accordance with the Company's usual payment practices and be subject to the usual, required withholding. From April 1, 2005 to the end of the Employment Term, the Company shall pay Employee a base salary at the annual rate of $230,000, subject to any increase or decrease as determined by the Company, payable in regular installments in accordance with the Company's usual payment practices and be subject to the usual, required withholding; provided, however that from April 1, 2005 through the earlier of (i) the end of the Employment Term or (ii) September 30, 2006, Employee's base salary shall be no less than an annual rate of $230,000. Employee's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

        3.    Annual Bonus.

          a.     For the period from the Effective Date to December 31, 2004 (the "2004 Bonus Period"), Employee shall be eligible to earn a bonus award equal to the product of (X) $100,500 multiplied by (Y) the quotient obtained by dividing (i) the dollar amount of bookings in calendar year 2004 by customers of the Scitegic business division for Scitegic products and services by (ii) $[10,400,000] [get exact number from Scitegic Board Plan—this number will be the target amount of bookings for calendar year 2004].

          b.     For the period from January 1, 2005 to March 31, 2005 (the "Q4 2004 Period" and together with the 2004 Bonus Period, the "Periods"), Employee shall be eligible to earn a bonus award equal to the product of (X) $37,500 multiplied by (Y) the quotient obtained by dividing (i) the dollar amount of bookings in the Q4 2004 Period by customers of the Scitegic business division for Scitegic products and services by (ii) a target dollar amount of bookings in the Q4 2004 Period, determined by the Company in its sole discretion, by customers of the Scitegic business division for Scitegic products and services.

          c.     With respect to each full fiscal year of the Company commencing on April 1, 2005, Employee shall be eligible to earn an annual bonus award (an "Annual Bonus") in an amount to be determined by the Company; each Annual Bonus shall be in a target amount of 30% of Employee's then current Base Salary. In addition, Employee may, subject to the Company's determination, earn an additional amount up to 25% of the Annual Bonus for each such fiscal year. Currently, the Company's bonus plan is based upon the achievement of corporate objectives and any payments thereunder are determined in the sole discretion of the Board of Directors of the Company (the "Board"). Employee must be continuously employed by the Company during each Period and fiscal year to receive the bonus award for each such Period or fiscal year, respectively; no bonus award will be earned in the event Employee is not so continuously employed during such Period or fiscal year, respectively.

        4.    Stock Option.    Subject to Board approval, Employee will be granted a stock option to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the then current fair market value per share, as reflected in the closing price quoted on the Nasdaq Stock Market on the date of grant (the "Option"). The Option will vest twenty five percent twelve months after the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee's continued service to the Company through each of the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's Employee New Hire Stock Plan and the stock option agreement by and between Employee and the Company (the "Option Agreement"), which documents are incorporated herein by reference. In addition, the Company will request, as soon as administratively possible, approval of its Board of Directors, to the extent necessary, to permit Employee to exercise the Option and sell shares thereunder pursuant to and in compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, if possible.

        5.    Employee Benefits.    During the Employment Term, Employee shall be eligible to participate in and receive benefits under the Company's employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other executives of the Company.

        6.    Business Expenses.    During the Employment Term, reasonable business expenses incurred by Employee in the performance of Employee's duties hereunder shall be promptly reimbursed by the Company in accordance with Company policies.

        7.    Termination.    Employee's employment hereunder may be terminated by either party at any time and for any reason; provided, however, that Employee will be required to give the Company at least 60 days advance written notice of any resignation of Employee's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Employee's rights upon termination of employment with the Company and its affiliates.

          a.    By the Company For Cause or By Employee Resignation Without Good Reason.

              (i)  Employee's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Employee's resignation without Good Reason (as defined in Section 7(c)); provided that Employee will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

             (ii)  For purposes of this Agreement, "Cause" shall mean (A) Employee's continued willful failure substantially to perform Employee's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Employee of such failure, (B) material dishonesty in dealings with the Company or in the performance of Employee's duties hereunder, (C) an act or acts on Employee's part constituting a felony under the laws of the United States or any state thereof, (D) Employee's willful malfeasance or willful misconduct in connection with Employee's duties hereunder or in dealings with the Company or any intentional act or omission of Employee which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, provided that no act or omission on the part of Employee shall be deemed to constitute "Cause" under this clause (D) if committed at the direction of the Board or otherwise by Employee in good faith and in the reasonable belief that such act or omission is in the Company's best interest, or (E) Employee's continuous material breach of the provisions of the Confidential Information Agreement or Protective Covenant Agreement for a period of 10 days following written notice by the Company to Employee of such material breach.

            (iii)  If Employee's employment is terminated by the Company for Cause, or if Employee resigns without Good Reason, Employee shall be entitled to receive:

              (A)  the Base Salary through the date of termination;

              (B)  reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee's termination; and

              (C)  such Employee Benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the "Accrued Rights").

            (iv)  Following a termination of Employee's employment by the Company for Cause or resignation by Employee without Good Reason, except as set forth in Section 7(a)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          b.    Disability or Death.

              (i)  The Employment Term and Employee's employment hereunder shall terminate upon Employee's death and, upon notice as provided in the next succeeding sentence, may be terminated by the Company if Employee becomes physically or mentally incapacitated and is therefore unable for a period of 183 consecutive days or for an aggregate of 270 days in any twenty-four (24) consecutive month period to perform Employee's duties (such incapacity is hereinafter referred to as "Disability"). Termination for Disability shall be effected by delivery of written notice to Employee at least 30 days prior to the date of termination stated therein; provided, however, that if Employee resumes the performance of substantially all of his duties hereunder before his incapacity constitutes "Disability", the notice of termination shall automatically be deemed to have been revoked. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified licensed independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement.

             (ii)  Upon termination of Employee's employment hereunder for either Disability or death, Employee or Employee's estate (as the case may be) shall be entitled to receive the Accrued Rights.

            (iii)  Following Employee's termination of employment due to death or Disability, except as set forth in Section 7(b)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          c.    By the Company Without Cause or Resignation by Employee for Good Reason.

              (i)  Employee's employment hereunder may be terminated by the Company without Cause or by Employee's resignation for Good Reason.

             (ii)  For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Employee's Base Salary or Annual Bonus, when due hereunder, or any other continuous material breach of this Agreement by the Company for a period of 10 days following written notice by the Employee to the Company of such material breach, (B) any substantial and sustained diminution in Employee's authority or responsibilities consistent with Employee's position within the Company (or, in the case of a Change of Control of the Company, the acquiring company); provided that (i) any such diminution as part of a Company-wide reduction in force or reorganization and (ii) in the case of a Change of Control of the Company, any such diminution resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief financial officer becomes an employee of the acquiring company following a Change of Control but is not the chief financial officer of the acquiring company) shall not constitute Good Reason, (C) the relocation of Employee's principal place of employment hereunder to a location more than 50 miles from Employee's then present principal place of employment, without Employee's express written consent, or (D) the failure of the Company to obtain the assumption of its obligations under this Agreement by any successor of the Company; provided, however, that any of the events described in clauses (A), (B), (C) or (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Employee of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Employee's knowledge thereof, unless Employee has given Company written notice thereof prior to such date.

              (A)  For purposes of this Agreement, "Change of Control" of means:

                (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

                (2)   the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

                (3)   the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

            (iii)  If Employee's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Employee resigns for Good Reason, Employee shall be entitled to receive:

              (A)  the Accrued Rights; and

              (B)  subject to Employee's execution of a general release of claims containing customary provisions and reasonably acceptable to the Company and Employee's continued compliance with the provisions of the Confidential Information Agreement, continued payment of the Base Salary for a six month period following the date of such termination (such period, the "Severance Period"); provided, however, that the aggregate amount described in this clause (iii) shall be reduced by the present value of any other cash severance or termination benefits payable to Employee under any other plans, programs or arrangements of the Company or its affiliates.

            (iv)  Following Employee's termination of employment by the Company without Cause (other than by reason of Employee's death or Disability) or by Employee's designation for Good Reason, except as set forth in Section 7(c)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          d.    Notice of Termination.    Any purported termination of employment by the Company or by Employee (other than due to Employee's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

        8.    Confidentiality; Intellectual Property; Protective Covenants.    Employee agrees to enter into (i) the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement") and (ii) a Protective Covenant Agreement (the "Protective Covenant Agreement") upon commencing employment hereunder.

        9.    Arbitration.

          a.    General.    In consideration of Employee's service to the Company, its promise to arbitrate all employment related disputes and Employee's receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee's service to the Company under this Agreement or otherwise or the termination of Employee's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law and held in the county of San Diego. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

          b.    Procedure.    Employee agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Employee agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator will issue a written decision on the merits. Employee also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee will pay the first $125.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

          c.    Remedy.    Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          d.    Availability of Injunctive Relief.    In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement, the Confidential Information Agreement, the Protective Covenant Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to reasonable costs, expenses and attorneys' fees incurred in such action.

          e.    Administrative Relief.    Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

          f.    Voluntary Nature of Agreement.    Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee's right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee's choice before signing this Agreement.

        10.    Miscellaneous.

          a.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts laws principles thereof.

          b.    Entire Agreement; Amendments.    This Agreement, together with the Merger Agreement, Stock Option Agreement, Confidential Information Agreement, Protective Covenant Agreement and any other agreements referred to therein, contains the entire understanding of the parties with respect to the employment of Employee by the Company and supersedes and replaces any and all prior or contemporaneous agreements between the parties (and any predecessors thereto) whether written or oral. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended accept by written instrument signed by the parties hereto.

          c.    No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          d.    Severability.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any aspect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          e.    Assignment.    This Agreement and all of Employee's rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor or person or entity.

          f.    Set Off; Mitigation.    Subject to Section 2.6 of the Merger Agreement, the Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates. Anything in this Agreement to the contrary notwithstanding, in the event that Employee provides services for pay (other than pursuant to a consulting or dependent contractor relationship) to anyone other than the Company or any of its affiliates from the date Employee's employment hereunder is terminated until the end of the Restricted Period and Employee's employment is terminated pursuant to Section 7(c)(iii), the amounts paid to

  Employee during such period pursuant to Section 7(c)(iii)(B) shall be reduced (or if paid to Employee, refunded to the Company by Employee) by the amounts of salary, bonus or other cash or kind compensation earned by, or granted to Employee during such period as a result of Employee's performing such services (regardless of when such earned amounts are actually paid to Employee).

          g.    Successors: Binding Agreement.    This Agreement shall inure to benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

          h.    Notice.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or within three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  If to the Company:

    Accelrys, Inc.
    9685 Scranton Road
    San Diego, CA 92121-3752
    Attention: Chief Executive Officer

  With a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    12235 El Camino Real, Suite 200
    San Diego, CA 92130
    Attn: Martin J. Waters, Esq.

  If to Employee:

    To the most recent address of Employee set forth in the personnel records of the Company,

    With a copy to:

    Cooley Godward LLP
    4401 Eastgate Mall
    San Diego, CA 92121
    Attn: Thomas Coll, Esq.

          i.    Employee Representation.    Employee hereby represents to the Company and covenants that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee's duties hereunder for the Company shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound and/or otherwise infringe or violate the rights of any former employer or third party.

          j.    Cooperation.    Employee shall, without further remuneration, provide Employee's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Employee's employment hereunder. If

  Employee's cooperation is needed under this paragraph, the Company shall use reasonable best efforts to schedule Employee's participation at a mutually convenient time, and shall reimburse Employee for reasonable travel and out-of-pocket expenses (following presentment of reasonable substantiation). This provision shall survive termination of this Agreement or Employee's employment.

          k.    Withholding Taxes.    The Company may withhold from any accounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          l.    Acknowledgment.    Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

          m.    Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ACCELRYS, INC.
By:
/s/ MARK EMKJER
Name:
/s/ MARK EMKJER
Title:
President and CEO
EMPLOYEE
/s/ MATHEW HAHN Mathew Hahn

ACCELRYS, INC.
SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

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  Exhibit 10.25
ACCELRYS, INC. EMPLOYMENT AGREEMENT